UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEMS 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On February 25, 2010, Steven F. Gilliland resigned from the board of directors and all board committees of New Generation Biofuels Holdings, Inc. (the “Company”), effective upon delivery to the board.  Mr. Gilliland’s resignation was not as a result of any disagreement with the Company regarding the Company’s operations, policies or practices.  The Company appreciates Mr. Gilliland’s board service and his contributions as an independent director during his tenure.

(d) On March 2, 2010, the Company’s board of directors appointed Douglas S. Perry as director to fill the vacancy resulting from Mr. Gilliland’s resignation and to serve until the Company’s 2010 annual meeting of shareholders, as recommend by the nominating committee.  In addition, the board affirmatively determined that Mr. Perry is “independent” as required by the listing standards of the NASDAQ Capital Market and appointed Mr. Perry to serve on the audit, compensation and corporate governance committees.

Mr. Perry is currently and since 2005 has been President of Davenport Power LLC, a privately-held developer of geothermal power projects.  From 2003 to 2005, Mr. Perry was a consultant working with start-up companies and projects to develop technology verification and commercialization strategies, improve business operations and obtain funding.  Before that he spent 20 years at Constellation Energy Group, including as President of Constellation Power Development and Vice President and General Counsel for Constellation Holdings, the holding company for various businesses including real estate, financial investments and power plant acquisition, development and operation. Prior to working at Constellation, Mr. Perry held legal positions, including serving as Special Counsel/Attorney with the Securities and Exchange Commission’s Divisions of Corporation Finance and Enforcement.  Mr. Perry holds an engineering degree and an MBA from Duke University and law degrees from Emory University and Georgetown University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 3, 2010	/s/ Cary J. Claiborne
	Name:	Cary J. Claiborne
	Title:	President, Chief Executive Officer and Chief Financial Officer